EXHIBIT 99.1

Aquinox Pharmaceuticals Completes Enrollment in the Phase 2 FLAGSHIP Trial of AQX-1125 in Chronic Obstructive Pulmonary Disease Exacerbations

Vancouver, British Columbia – February 2, 2015 (GLOBE NEWSWIRE) – Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today announced that it has reached its target enrollment in the Phase 2 FLAGSHIP trial of AQX-1125 for the treatment of chronic obstructive pulmonary disease (COPD) following a recent exacerbation.

“COPD has emerged as the third leading cause of death in the United States and worldwide in part due to the inability to effectively resolve and prevent exacerbations,” said David Main, President and CEO of Aquinox. “FLAGSHIP was designed to yield comprehensive insight into the effects of oral, once daily AQX-1125 on overall COPD symptoms including the frequency, severity and duration of exacerbations. We would like to thank all of the patients and investigators who participated in FLAGSHIP and we anticipate last patient final visit in May 2015 with reporting of top line data near mid-year.”

The FLAGSHIP trial is a multinational, Phase 2 clinical trial investigating the ability of AQX-1125 to reduce the effects of exacerbations in approximately 400 unstable patients with moderate to severe COPD. The FLAGSHIP trial focuses on COPD patients with a history of frequent exacerbations.

The primary endpoint of the FLAGSHIP trial is the change in the severity, duration and recurrence of symptoms associated with exacerbations in patients treated with AQX-1125 versus placebo, as measured by EXACT, a patient-reported outcome tool. Symptoms most frequently associated with COPD exacerbations include cough, breathlessness, mucus production, chest tightness and difficulty with physical exertion.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties in multiple preclinical studies and clinical trials. Aquinox is currently exploring AQX-1125 as an oral, once daily treatment in several Phase 2 trials.

About Chronic Obstructive Pulmonary Disease (COPD) & Related Exacerbations

COPD is a lung disease frequently associated with cigarette smoking and air pollution and is character- ized by progressive loss of lung function and chronic inflammation of the airways. COPD currently affects up to an estimated 600 million people worldwide, with up to 200 million suffering from the moderate and severe forms that most frequently require treatment. It is the third leading cause of death in the United States and worldwide. In the United States alone, the annual economic burden of treating COPD is estimated at $50 billion. COPD patients suffer periodic episodes with severe worsening of symptoms, known as COPD exacerbations. Symptoms most frequently associated with a COPD exacerbation, and measured by EXACT, include cough, breathlessness, mucus production, chest tightness and difficulty with physical exertion. Of COPD patients, 22-40% die within one year of a severe COPD exacerbation and 66% die within three years. Since COPD exacerbations involve severe increased airway inflammation, treatment with potent anti-inflammatories is a potentially promising strategy to reduce exacerbations.

About the FLAGSHIP Trial

The FLAGSHIP trial is a multinational, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of AQX-1125 to reduce the effects of exacerbations in approximately 400 unstable patients with moderate to severe COPD. The primary endpoint is the change in the severity, duration and recurrence of COPD exacerbations in patients treated with AQX-1125 versus placebo, as measured by EXACT, a patient-reported outcome tool that measures symptoms. For more information on the FLAGSHIP trial please visit www.clinicaltrials.gov.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Having successfully completed multiple preclinical studies and clinical trials with AQX-1125, Aquinox is now advancing through Phase 2 development. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the timing of the last patient final visit and the availability of top line data; the success and timing of our Phase 2 clinical trials; and potential market opportunities for AQX-1125. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; and our expectations regarding the potential safety, efficacy or clinical utility of AQX-1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Communications Contact:

Bianca Nery

Senior Account Executive

MacDougall Biomedical Communications

650.339.7533

aquinox@macbiocom.com